Exhibit 99.1

WAL-MART STORES, INC.

www.walmartstores.com/news

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Media Relations Contact	Carol Schumacher 479-277-1498 Mike Beckstead 479-277-9558
John Simley 800-331-0085
Pre-recorded Conference Call
203-369-1090

Wal-Mart Reports Record Second Quarter Earnings

Company Raises Full-Year Earnings Forecast

BENTONVILLE, Ark., Aug. 14, 2008 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported its sales and earnings for the quarter ended July 31, 2008. Net sales for the second quarter of fiscal year 2009 were approximately $101.6 billion, an increase of 10.4 percent from $92.0 billion in the second quarter last year.

Income from continuing operations for the second quarter was $3.385 billion, an increase of 9.3 percent from $3.097 billion in the second quarter last year. Diluted earnings per share from continuing operations for the second quarter of fiscal year 2009 increased to $0.86 from the previous year’s second quarter result of $0.75 per share (after reclassifying for discontinued operations, as noted below). The prior year included a net benefit of $0.04 per share from three items: the net impact of a reduction of general liability and workers’ compensation claim accruals, gains from the sale of certain real estate properties, and charges for legal and other contingencies.

Results of Gazeley Limited, an ASDA commercial development subsidiary that was sold in July 2008, have been reclassified for all periods as discontinued operations. The Company anticipates recording a gain from the Gazeley sale in the third quarter. In addition, there was a $63 million benefit to discontinued operations in this second quarter from the successful resolution of a tax contingency related to McLane Company Ltd., a former Wal-Mart subsidiary. The Company also reported a $153 million charge to discontinued operations in the second quarter of fiscal 2008 for a post-closing adjustment from the sale of its German operations in fiscal 2007.

“The combination of solid operating performance and improved capital efficiency gave us record earnings this quarter and nearly $5 billion in free cash flow in the first half of the fiscal year,” said Lee Scott, Wal-Mart Stores, Inc. president and chief executive officer. “Our underlying business remains sound as our associates deliver on Wal-Mart’s mission to save people money so they can live better.”

Net Sales

Net sales were as follows (dollars in billions):

	Three Months Ended July 31,			Six Months Ended July 31,
	2008	2007	Percent Change	2008	2007	Percent Change
Net Sales:
Walmart U.S.	$64.053	$59.013	8.5%	$123.126	$114.450	7.6%
International	25.261	21.600	16.9%	49.198	41.227	19.3%
Sam’s Club	12.284	11.377	8.0%	23.396	21.700	7.8%

Total Company	$101.598	$91.990	10.4%	$195.720	$177.377	10.3%

Price leadership, enhanced customer service and operational improvements remained the primary drivers of sales growth worldwide, and contributed to earnings and free cash flow. Wal-Mart defines free cash flow, a non-GAAP measure, as cash provided by operating activities, less capital expenditures. A reconciliation of free cash flow for the first half of this fiscal year to the most directly comparable GAAP measure for the same period also is available on a Form 8-K furnished today with the Securities and Exchange Commission and at www.walmartstores.com/investors.

“We have improved customer traffic and ticket and overall sales growth in our markets,” Scott added. “While inflation and higher fuel costs are pressuring suppliers, retailers and customers worldwide, we’re confident that Wal-Mart is well positioned for this economy.”

Segment Operating Income

Segment operating income for each operating segment, which is defined as income from continuing operations before net interest expense, income taxes, unallocated corporate overhead and minority interest, was as follows (dollars in billions):

	Three Months Ended			Six Months Ended
	July 31,			July 31,
	2008	2007	Percent Change	2008	2007	Percent Change
Operating Income:
Walmart U.S.*	$4.715	$4.256	10.8%	$9.077	$8.235	10.2%
International	1.202	1.032	16.5%	2.244	1.908	17.6%
Sam’s Club*	0.432	0.445	-2.9%	0.818	0.815	0.4%

* During the quarter ending July 31, 2007, the reduction of general liability and workers’ compensation accruals, gains from the sale of certain real estate properties and charges for legal and other contingencies contributed, on a net basis, $265 million and $16 million of segment operating income of Walmart U.S. and Sam’s Club, respectively.

Comparable Store Sales

The Company reports comparable store sales in this earnings release based on the calendar months in the quarters that ended July 31, 2008 and 2007. Comparable store sales for the United States were as follows:

	Without Fuel		With Fuel		Fuel Impact
	Three Months Ended		Three Months Ended		Three Months Ended
	July 31,		July 31,		July 31,
	2008	2007	2008	2007	2008	2007
Walmart U.S.	4.6%	1.2%	4.6%	1.2%	0.0%	0.0%
Sam’s Club	3.7%	5.9%	7.2%	6.5%	3.5%	0.6%

Total U.S.	4.5%	1.9%	5.0%	2.0%	0.5%	0.1%

	Without Fuel		With Fuel		Fuel Impact
	Six Months Ended		Six Months Ended		Six Months Ended
	July 31,		July 31,		July 31,
	2008	2007	2008	2007	2008	2007
Walmart U.S.	3.7%	0.6%	3.7%	0.6%	0.0%	0.0%
Sam’s Club	3.7%	5.3%	6.9%	5.4%	3.2%	0.1%

Total U.S.	3.7%	1.3%	4.2%	1.3%	0.5%	0.0%

Guidance

“For the third quarter of fiscal year 2009, we estimate the Company’s comparable store sales increase in the United States to be between one and two percent, which continues to reflect some sales volatility from week to week,” said Tom Schoewe, Wal-Mart Stores, Inc. executive vice president and chief financial officer. “We expect the Company’s earnings per share from continuing operations for the third quarter to be between $0.73 and $0.76 and are raising our current forecast for earnings from continuing operations for the full fiscal year to a range of $3.43 to $3.50 per share.”

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 203-369-1090. The information included in this release and the pre-recorded phone call are available in the investor information area on the Company’s Web site at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. operates Walmart discount stores, supercenters, Neighborhood Markets and Sam’s Club locations in the United States. The Company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom and, through a joint venture, in India. The Company’s common stock is listed on the New York Stock Exchange under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

# # #

Ed. Note: The terms “Wal-Mart” and “Wal-Mart Stores” refer to the corporate entity. “Walmart,” expressed as one word and without hyphenation, refers to the brand name of the Company’s U.S. operations. This distinction came after the Company announced the introduction of a new logo for its U.S. store operations in June.

This release contains statements as to our management’s expectation regarding recording a gain from the sale of Gazeley Limited in the third quarter of fiscal year 2009, our management’s belief that the Company is well-positioned for this economy, our management’s expectations regarding the comparable store sales increase in the United States in the third quarter of fiscal year 2009 and the Company’s expectations for its diluted earnings per share from continuing operations for the third quarter of fiscal year 2009 and for all of fiscal year 2009 that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These statements can be identified by the use of the word “anticipates,” “estimate,” “expect,” “well-positioned” or “forecast” in the statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, geopolitical events and conditions, general economic conditions, consumer credit availability, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in the costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, capital market conditions, weather conditions, damage to the Company’s facilities from natural disasters, regulatory matters and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the Company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Amounts in millions except per share data)

SUBJECT TO RECLASSIFICATION

	Three Months Ended July 31,		Six Months Ended July 31,
	2008	2007	2008	2007
Revenues:
Net sales	$101,598	$91,990	$195,720	$177,377
Membership and other income	1,069	1,009	2,241	2,000

	102,667	92,999	197,961	179,377
Costs and expenses:
Cost of sales	77,642	70,589	149,528	135,900
Operating, selling, general and administrative expenses	19,228	17,127	37,328	33,371

Operating income	5,797	5,283	11,105	10,106

Interest:
Debt	450	446	938	852
Capital leases	77	42	149	111
Interest income	(71)	(84)	(135)	(169)

Interest, net	456	404	952	794

Income from continuing operations before income taxes and minority interest	5,341	4,879	10,153	9,312

Provision for income taxes	1,826	1,676	3,496	3,208

Income from continuing operations before minority interest	3,515	3,203	6,657	6,104
Minority interest	(130)	(106)	(252)	(206)

Income from continuing operations	3,385	3,097	6,405	5,898
Income (loss) from discontinued operations, net of tax	64	(145)	66	(120)

Net income	$3,449	$2,952	$6,471	$5,778

Net income per common share:
Basic income per common share from continuing operations	$0.86	$0.75	$1.62	$1.43
Basic income (loss) per common share from discontinued operations	0.01	(0.03)	0.02	(0.02)

Basic net income per common share	$0.87	$0.72	$1.64	$1.41

Diluted income per common share from continuing operations	$0.86	$0.75	$1.62	$1.43
Diluted income (loss) per common share from discontinued operations	0.01	(0.03)	0.01	(0.03)

Diluted net income per common share	$0.87	$0.72	$1.63	$1.40

Weighted-average number of common shares:
Basic	3,945	4,102	3,951	4,112
Diluted	3,958	4,108	3,962	4,118

Dividends declared per common share	$—	$—	$0.95	$0.88

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	July 31, 2008	July 31, 2007	January 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$6,907	$6,073	$5,499
Receivables	3,226	2,767	3,654
Inventories	35,382	34,184	35,180
Prepaid expenses and other	3,311	2,915	2,760
Current assets of discontinued operations	708	448	492

Total current assets	49,534	46,387	47,585

Property and equipment, at cost	126,698	116,648	122,642
Less accumulated depreciation	(31,591)	(26,771)	(28,771)

Property and equipment, net	95,107	89,877	93,871

Property under capital leases	5,740	5,515	5,736
Less accumulated amortization	(2,645)	(2,448)	(2,594)

Property under capital leases, net	3,095	3,067	3,142

Goodwill	16,400	14,655	16,071
Other assets and deferred charges	2,755	2,959	2,841
Non-current assets of discontinued operations	4	4	4

Total assets	$166,895	$156,949	$163,514

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper	$4,347	$8,117	$5,040
Accounts payable	29,933	27,748	30,370
Dividends payable	1,927	1,794	—
Accrued liabilities	15,607	14,025	15,724
Accrued income taxes	555	168	1,000
Long-term debt due within one year	2,180	3,176	5,913
Obligations under capital leases due within one year	324	189	316
Current liabilities of discontinued operations	31	33	91

Total current liabilities	54,904	55,250	58,454

Long-term debt	34,168	27,966	29,799
Long-term obligations under capital leases	3,544	3,594	3,603
Deferred income taxes and other	5,410	5,449	5,111
Minority interest	2,076	2,404	1,939

Commitments and contingencies

Shareholders’ equity:
Common stock and capital in excess of par value	3,986	3,412	3,425
Retained earnings	57,883	55,414	57,319
Accumulated other comprehensive income	4,924	3,460	3,864

Total shareholders’ equity	66,793	62,286	64,608

Total liabilities and shareholders’ equity	$166,895	$156,949	$163,514

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION	Six Months Ended July 31,
	2008	2007
Cash flows from operating activities:
Net income	$6,471	$5,778
(Income) loss from discontinued operations, net of tax	(66)	120

Income from continuing operations	6,405	5,898
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	3,366	3,060
Other	315	101
Changes in certain assets and liabilities, net of effects of acquisitions:
Decrease in accounts receivable	578	255
Decrease (increase) in inventories	95	(64)
Decrease in accounts payable	(150)	(1,134)
Decrease in accrued liabilities	(626)	(1,918)

Net cash provided by operating activities	9,983	6,198

Cash flows from investing activities:
Payments for property and equipment	(5,074)	(6,971)
Proceeds from disposal of property and equipment	492	319
Investment in international operations, net of cash acquired	(74)	(467)
Other investing activities	129	(61)

Net cash used in investing activities	(4,527)	(7,180)

Cash flows from financing activities:
(Decrease) increase in commercial paper	(639)	5,487
Proceeds from issuance of long-term debt	4,648	3,818
Payment of long-term debt	(4,061)	(5,435)
Dividends paid	(1,878)	(1,811)
Purchase of Company stock	(2,184)	(2,484)
Other financing activities	(85)	(435)

Net cash used in financing activities	(4,199)	(860)

Effect of exchange rates on cash	115	169

Net increase (decrease) in cash and cash equivalents	1,372	(1,673)
Cash and cash equivalents at beginning of year (1)	5,569	7,767

Cash and cash equivalents at end of period (2)	$6,941	$6,094

(1) Includes cash and cash equivalents of discontinued operations of $70 million and $49 million at January 31, 2008 and 2007, respectively.

(2) Includes cash and cash equivalents of discontinued operations of $34 million and $21 million at July 31, 2008 and 2007, respectively.